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                                                                    EXHIBIT 23.2


                   Independent Auditors' Report on Schedule and Consent


The Board of Directors
AMN Healthcare Services, Inc. :

The audits referred to in our report dated February 12, 2002, except as to Note 13 which is as of April 23, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP
San Diego, California

May 13, 2002